Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-167670

PROSPECTUS SUPPLEMENT
(To Syndicated Offering
Prospectus dated October 12, 2010)

Up to 8,280,000 Shares
(subject to increase to up to 9,522,000 shares)

COMMON STOCK
$10.00 per Share

This supplements the syndicated offering prospectus of Heritage Financial Group, Inc. dated October 12, 2010.  This prospectus supplement should be read together with the prospectus.

We have completed the subscription and community offerings and have commenced the syndicated offering.

The number of shares available for sale in the syndicated offering will be reduced by the number of shares sold in the subscription and community offerings.

We are increasing the number of shares that you may purchase in the offering.

We have increased the amount of stock that you may purchase as follows:

●	You may now purchase up to 5.0% ($4,140,000 at the maximum of the offering range) of the shares sold in the offering.

●	You, together with any associates or persons who may be acting in concert with you (as defined in the prospectus), may now purchase up to 5.0% ($4,140,000 at the maximum of the offering range) of the shares sold in the offering.

These purchase limitations apply to purchases made in the subscription, community and syndicated offerings.  If you have purchased shares of common stock in the subscription, community and syndicated offerings, your total orders must comply with the purchase limitations set forth above.  We may, in our sole discretion and without further notice, accept orders for up to 9.99% of the total number of shares to be sold in the offering, provided that orders for stock exceeding 5% of the total offering shall not exceed in the aggregate 10% of the total shares issued in the offering.  The ownership limitations for current shareholders of Heritage Financial Group disclosed in the prospectus remain unchanged.

Completion of the offering remains subject to (i) approval of the Plan of Conversion and Reorganization of Heritage MHC by Heritage Financial Group’s shareholders and Heritage MHC’s members, (ii) receipt of final regulatory approvals, including approval of an updated appraisal and (iii) the sale of at least 6,120,000 shares of common stock, which is the minimum of our offering range.

        These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance or any state securities regulator has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is accurate or complete.  Any representation to the contrary is a criminal offense.

KEEFE, BRUYETTE & WOODS	STERNE AGEE
Sole Book-Running Manager	Co-manager

The date of this prospectus supplement is November 16, 2010.